EXHIBIT 99.1


On November 24, 1998, the Registrant issued the following press release:

                  PYR ENERGY REPORTS WELL BLOWOUT IN CALIFORNIA
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     DENVER - PYR  Energy  Corporation  (OTCBB-PYRX)  reports  a blow out to the
Bellevue No. 1 exploration well in Kern County California.

     The operator, Elk Point Resources (TSE:ELK.) reports that the East Lost Hills Bellevue No. 1 well blew out and ignited at about 8:30 p.m. PST on Monday, November 23. All seventeen rig workers and crew were safely evacuated from the well site which is located 45 miles northwest of Bakersfield, California.

     An expert well control team, Boots and Coots Inc. from Houston, arrived on the scene at about 3 a.m. PST this morning. Onsite personnel indicate that the fire is contained to the rig site and does not threaten any residents. An emergency response plan remains in effect.

     PYR Energy owns an approximate 10.5% working interest in the well. Based on information currently available, the Company believes they have adequate insurance coverage for the blow out, well control, pollution, evacuation and loss and removal of the rig, as well as for the drilling of any relief wells and any re-drilling operations. The Company and the other working interest owners are presently attempting to evaluate all direct and indirect damage caused by the blowout.

     The Bellevue #1 well was spud on May 15, 1998 to test prospective Miocene sandstone reservoirs in the Temblor Formation. The well had been drilled to approximately 17,600 feet toward a total depth of 19,000 feet.

     Further news releases pertaining to the East Lost Hills Bellevue No. 1 Well will be issued as new developments arise.

     PYR Energy Corporation applies advanced 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."